EXHIBIT 99.1

Dated: August 19, 2022

LSI Industries Inc. Announces Board of Directors Election

CINCINNATI, August 19, 2022 (GLOBE NEWSWIRE) -- LSI Industries Inc. (NASDAQ: LYTS) today announced that effective August 17, 2022, Ernest W. Marshall has been elected to LSI’s Board of Directors. Mr. Marshall is, Executive Vice President and Chief Human Resources Officer for Eaton, a global power management company.

“We are pleased to welcome to the Board Ernest Marshall, who brings with him an impressive background, including over 22 years of global human resources management experience,” said Bill O’Gara, Chairman of the Board. “We also welcome his leadership in diversity and inclusion, which will enhance Board oversight of this important area.”

In his role at Eaton, Ernest is responsible for the company’s human resources function, which includes leadership and organizational development, compensation and benefits, inclusion and diversity, and talent acquisition.

Prior to joining Eaton in July of 2018, Ernest served as vice president, Human Resources Leader for GE Aviation, with global HR responsibility for more than 45,000 employees.

Ernest holds a law degree from Indiana University – Bloomington School of Law, an MBA from Indiana University, and a Bachelor of Arts in accounting and business administration from Bellarmine University.

He currently serves on the boards of trustees for Republic Bank and Trust, the Rock & Roll Hall of Fame, Bellarmine University, and the Kindway Organization.

About LSI Industries

Headquartered in Greater Cincinnati, LSI is a publicly held company traded on the NASDAQ Stock Exchange under the symbol LYTS. The Company manufactures non-residential lighting and display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities to introduce additional solutions to its valued customers. Display solutions consist of graphics solutions, digital signage, and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The Company employs approximately 1,400 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

For further information, contact: Noel Ryan, IRC at (720) 778-2415.

Additional note: Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by calling the Investor Relations Department at (513) 793-3200.